Exhibit 4.1

HOSPIRA PUERTO RICO RETIREMENT SAVINGS PLAN

(Established effective August 1, 2005)

TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION
1.1.	Purpose
1.2.	Objective
ARTICLE 2. PARTICIPATION
2.1.	Date of Participation
2.2.	Enrollment of Participants
2.3.	Duration of Participation
2.4.	Participation by Additional Participating Employers
2.5.	Securities Law Restrictions
ARTICLE 3. CONTRIBUTIONS
3.1.	Participant Contributions
3.2.	Employee Pre-Tax Contributions
3.3.	Employee After-Tax Contributions
3.4.	Contribution Agreements
3.5.	Employer Contributions
3.6.	Qualified Non-elective Employer Contributions
3.7.	Time for Making and Crediting of Contributions
3.8.	Certain Limits Apply
3.9.	Return of Contributions
3.10.	Special Limits for Corporate Officers
ARTICLE 4. PARTICIPANT ACCOUNTS
4.1.	Accounts
4.2.	Adjustment of Accounts
ARTICLE 5. INVESTMENT OF ACCOUNTS
5.1.	Investment Funds
5.2.	Investment of Employer Contributions and Reinvestment of Hospira Stock
5.3.	Investment Elections
5.4.	Default Investment Fund
5.5.	Participant Direction of Investments
5.6.	Dividends on Hospira Stock
5.7.	Voting of Hospira Stock
ARTICLE 6. WITHDRAWALS PRIOR TO SEVERANCE FROM EMPLOUMENT
6.1.	In-service Withdrawals of After-Tax Contributions
6.2.	Required Distributions After Age 70 1/2
6.3.	Distributions Required by a Qualified Domestic Relations Order
6.4.	Participant’s Consent to Distribution of Benefits and Direct Rollover Notice
ARTICLE 7. LOANS TO PARTICIPANTS
7.1.	In General
7.2.	Rules and Procedures
7.3.	Maximum Amount of Loan
7.4.	Minimum Amount of Loan; Number of Loans; Frequency of Loans; Fees for Loans
7.5.	Note; Security; Interest

7.6.	Repayment
7.7.	Repayment upon Distribution
7.8.	Default
7.9.	Nondiscrimination
7.10.	Source of Loan Proceeds
7.11.	Reinvestment of Loan Repayments
ARTICLE 8. BENEFITS UPON RETIREMENT, DEATH OR SEVERANCE FROM EMPLOYMENT
8.1.	Retirement
8.1A.	Vesting, Severance from Employment for Reasons Other Than Death or Retirement
8.2.	Time of Distributions
8.3.	Amount and Manner of Distribution
8.4.	Distributions After a Participant’s Death
8.5.	Designation of Beneficiary
ARTICLE 9. ADMINISTRATION
9.1.	Board of Review
9.2.	Administrator
9.3.	Powers of Administrator
9.4.	Nondiscriminatory Exercise of Authority
9.5.	Reliance on Tables, etc
9.6.	Claims and Review Procedures
9.7.	Indemnification
9.8.	Expenses and Compensation
9.9.	Notices; Participant Information
ARTICLE 10. AMENDMENT AND TERMINATION
10.1.	Amendment
10.2.	Termination
10.3.	Distributions upon Termination of the Plan
10.4.	Merger or Consolidation of Plan; Transfer of Plan Assets
ARTICLE 11. LIMITS ON CONTRIBUTIONS
11.1.	P-R Code section 1023(n) Limits
11.2.	P-R Code section 1165(e)(7)(A) Limits
11.3.	P-R Code section 1165(e)(3) Limits
ARTICLE 12. ROLLOVER AND TRANSFER CONTRIBUTIONS
12.1.	Contribution of Amount Distributed from Another Qualified Plan
12.2.	Monitoring of Rollovers
12.3.	Transfer Contribution
12.4.	Treatment of Transferred Amount under the Plan
ARTICLE 13. MISCELLANEOUS
13.1.	Exclusive Benefit Rule
13.2.	Limitation of Rights
13.3.	Nonalienability of Benefits
13.4.	Changes in Vesting Schedule
13.5.	Governing Law

ARTICLE 14. DEFINITIONS
14.1.	Accounts
14.2.	Administrator
14.3.	Affiliated Corporation
14.4.	Alternate Payee
14.5.	Beneficiary
14.6.	Board of Directors
14.7.	Board of Review
14.8.	Break Year
14.9.	Committee
14.10.	Compensation
14.11.	Contribution Agreement
14.12.	Corporation
14.13.	Division
14.14.	Effective Date
14.15.	Eligible Employee
14.16.	Employee
14.17.	Employee After-Tax Contribution
14.18.	Employee After-Tax Contribution Account
14.19.	Employee Pre-Tax Contribution
14.20.	Employee Pre-Tax Contribution Account
14.21.	Employer
14.22.	Employer Contributions
14.23.	Employer Contribution Account
14.24.	Entry Date
14.25.	ERISA
14.26.	Highly Compensated Employee
14.27.	Hospira
14.28.	Hospira Stock
14.29.	Hour of Service
14.30.	Investment Fund
14.31.	Participant
14.32.	Period of Credited Service
14.33.	Plan
14.34.	Plan Year
14.35.	PR-Code
14.36.	Qualified Domestic Relations Order
14.37.	Qualified Non-elective Employer Contribution
14.38.	Regulation
14.39.	Rollover Contribution
14.40.	Rollover Contribution Account
14.41.	Section
14.42.	Subsidiary
14.43.	Transfer Contribution
14.44.	Transfer Contribution Account

14.45.	Trust
14.46.	Trustee
14.47.	Valuation Date
14.48.	Year of Credited Service

ARTICLE 1.  INTRODUCTION

1.1.                              Purpose. This document sets forth the provisions of the Hospira Puerto Rico Retirement Savings Plan (the “Plan”), effective as of August 1, 2005.  The Plan is a profit sharing plan containing a cash or deferred arrangement intended to qualify under sections 1165(a) and (e) of the Puerto Rico Internal Revenue Code of 1994 (the “PR-Code”) and the trust forming a part thereof is intended to be exempt from taxation under PR-Code section 1165(a) and, pursuant to section 1022(i)(1) of the Employee Retirement Income Security Act of 1974, under section 501(a) of the United States Income Tax Code of 1986, as amended.

1.2.                              Objective.   The Plan provides an arrangement by which employees may invest in the Plan’s investment options by contributing to the Hospira Puerto Rico Retirement Savings Trust (the “Trust”) and by which Hospira Puerto Rico, LLC and its affiliates in Puerto Rico will also make contributions to the Trust.

ARTICLE 2.  PARTICIPATION

2.1.                              Date of Participation.  Each individual who is an Eligible Employee on the Effective Date shall be eligible to enroll and be a Participant in the Plan.  After the Effective Date, each other Eligible Employee shall become a Participant on any Entry Date following his or her date of hire after he or she has completed the applicable forms or is automatically enrolled under Sections 2.2, 3.2 and 3.4.

2.2.                              Enrollment of Participants.  An Eligible Employee shall become a Participant by signing an application form furnished by the Administrator within 60 days after he or she receives the application, by automatic enrollment as described in Section 3.2, or by such other means as the Administrator establishes for enrollment.  Such application or automatic enrollment shall authorize the Participant’s Employer to deduct from his or her Compensation (or reduce his or her Compensation by) the contributions required under Section 3.2, 3.3 or 3.5, whichever is applicable.

2.3.                              Duration of Participation.  An individual who has become a Participant under the Plan will remain a Participant for as long as an Account is maintained under the Plan for his or her benefit, or until his or her death, if earlier.  Notwithstanding the preceding sentence and unless otherwise expressly provided for under the Plan, no contributions under the Plan shall be made on behalf of any Participant, unless the Participant is an Eligible Employee at the time for which the contribution or allocation is made.

2.4.                              Participation by Additional Participating Employers.  The Board of Review may extend the Plan to any nonparticipating Division by filing with the Trustee and the Trustees a certified copy of an appropriate resolution by the Board of Review to that effect.  Any Subsidiary or Affiliated Corporation may adopt the Plan and become a participating Employer hereunder by:

(a)                                  filing with the Board of Review and the Trustee a written instrument to that effect, and;

(b)                                 filing with the Trustee a certified copy of a resolution of the Board of Review consenting to such action.

At the time the Plan is extended to any Division of the Corporation or is adopted by any Subsidiary or Affiliated Corporation or any time thereafter, the Board of Review may modify the Plan or any of its terms as applied to said Division, Subsidiary, or Affiliated Corporation and its employees.  The Board of Review may include in the Plan any employee of any prior separate business entity, part or all of which was acquired by or becomes a part of any Employer.  To the extent and on the terms so provided by the Board of Review at the time of acquisition, or at any subsequent date or in any supplement to the Plan, the last continuous period of employment of any employee with such prior separate business entity, part or all of which is or was acquired by, or becomes a part of any Employer, will be considered a Period of Credited Service.

2.5.                              Securities Law Restrictions. The Administrator may, from time to time, impose such restrictions on participation in the Plan, as the Administrator deems advisable, to facilitate compliance with federal and state securities laws, to secure exemption under any rule of the United States Securities and Exchange Commission, or to comply with Hospira’s or the Corporation’s corporate policy with respect to “blackout periods” related to Hospira Stock.  Such restrictions shall apply to all Participants or to such individual Participants as the Administrator shall determine in his or her sole discretion and may include but shall not be limited to (i) moratoriums on purchases, sales, withdrawals or distributions of Hospira Stock; (ii) moratoriums on loans and transfers into and out of Hospira Stock; and (iii) suspensions of Employee Pre-Tax Contributions and Employee After-Tax Contributions allocated to Hospira Stock.

ARTICLE  3. CONTRIBUTIONS

3.1                                 Participant Contributions.  Except as provided in Section 2.5, each Eligible Employee who has satisfied the eligibility requirements of Section 2.1 may elect to have Employee Pre-Tax Contributions made to the Plan on his or her behalf or become automatically enrolled in the Plan as described in Section 3.2, and may elect to have Employee After-Tax Contributions made to the Plan on his or her behalf as described in Section 3.3.

3.2.                              Employee Pre-Tax Contributions.

(a)                                  Affirmative Election.  Each Participant who is an Eligible Employee may enter into a Contribution Agreement with the Employer under which the Participant agrees that his or her Compensation for each pay period shall be reduced in multiples of one percent (or such other multiples as the Administrator shall determine), and the Employer will contribute to the Trust an equal amount as an Employee Pre-Tax Contribution.

(b)                                 Automatic Enrollment.

(i)                                     An Eligible Employee who first performs an Hour of Service or who performs an Hour of Service following his or her re-employment after his or her employment with an Employer terminates and who does not affirmatively elect, within 60 days of becoming an Eligible Employee, to receive cash or have a specified amount of Employee Pre-Tax Contributions contributed to the Plan shall have his or her Compensation automatically reduced by a percentage elected by the Administrator (“Default Percentage”) and this amount shall be contributed to the Trust on his or her behalf as an Employee Pre-Tax Contribution.

(ii)                                  Subject to Section 3.4, an Eligible Employee may elect at any time not to make Employee Pre-Tax Contributions or to defer a different percentage of his or her Compensation.

(iii)                               The Administrator shall provide an Eligible Employee who becomes eligible to participate in the Plan with a notice that explains the automatic compensation reduction election under subparagraph (i) and the Eligible Employee’s right to elect to have no such compensation reduction contributions made to the Plan or to alter the amount of those contributions, including the procedure for exercising that right and the timing for implementation of any such election. The Eligible Employee shall be notified annually of his or her Default Percentage and his or her right to change that percentage.

In the event that a Participant’s Employee Pre-Tax Contributions reach the required limitations of PR-Code Section 1165(e)(7)(A) in any Plan Year, all of such Participant’s future Employee Pre-Tax Contributions shall automatically be discontinued; provided, however, that, subject to the limitations contained elsewhere in the Plan, the first two percent or, for a Participant whose Employee Pre-Tax Contribution is at least three percent of his or her Compensation, the first three percent of such Participant’s contributions shall continue to be contributed to the Trust as an Employee After-Tax Contribution for the remainder of such Plan Year.  For the next Plan Year immediately following, such Participant’s then existing Contribution Agreement shall be deemed to be in effect until he or she changes or revokes such Contribution Agreement in accordance with Section 3.4.

The Participant’s Employee Pre-Tax Contributions may not exceed 10% of his or her Compensation; provided that the aggregate of a Participant’s Employee Pre-Tax Contribution and Employee After-Tax Contribution may not exceed 18% of his or her Compensation.  For purposes of this Section 3.2, Compensation shall be limited to that portion of his or her Compensation as is determined from time to time by the Board of Directors or the Board of Review.  Each Participant who makes such contributions or is automatically enrolled shall be eligible to share in the Employer Contributions under Section 3.5.

3.3.                              Employee After-Tax Contributions.  Each Participant who is an Eligible Employee may enter into a Contribution Agreement with the Employer under which the Participant agrees that there shall be deducted from his or her Compensation for each pay period an amount expressed in multiples of one percent (or such other multiples as the Administrator shall determine), and the Employer will contribute to the Trust an equal amount as an Employee After-Tax Contribution; provided that a Participant’s Employee After-Tax Contribution may not exceed 10% of his or her Compensation; and provided further that the aggregate of the Participant’s Employee Pre-Tax Contribution and After-Tax Contribution may not exceed 18% of his or her Compensation.

3.4.                              Contribution Agreements.  Each Contribution Agreement shall be on a form prescribed or approved by the Administrator or in such manner as the Administrator finds acceptable, and may be entered into, changed or revoked by the Participant, with such prior notice as the Administrator may prescribe, as of the first day of any pay period with respect to Compensation payable thereafter.  A Contribution Agreement shall be effective with respect to Compensation payable to a Participant after the date determined by the Administrator, but not earlier than the date on which the Agreement is entered.  The Administrator may reject, amend or revoke the Contribution Agreement of any Participant if the Administrator determines that the rejection, amendment, or revocation is necessary to ensure that the limitations referred to in Section 3.8 and Article 11 are not exceeded.

3.5.                              Employer Contributions. For each payroll period, the Employers shall make Employer Contributions to the Trust for the benefit of each Participant who is an Eligible Employee at any time during the payroll period and on whose behalf Employee Pre-Tax Contributions or Employee After-Tax Contributions have been made at any time during the payroll period.  The amount of Employer Contributions made by the Employer for each payroll period shall equal 5% of the Compensation of any Participant who contributes at least 2% but less than 3% of his or her Compensation and shall equal 6% of the Compensation of any Participant who contributes at least 3% of his or her Compensation; provided that for any Eligible Employee who was age 40 or older as of December 31, 2004 and becomes a Participant on, but no later than, the Effective Date, additional Employer Contributions shall be made by the Employer for each payroll period during which the Participant contributes at least 2% of his or her Compensation, at a percentage rate of his or her Compensation determined by the Administrator, and uniformly applied to all such Participants, for each of the following Plan Years: 2005, 2006, 2007, 2008, and 2009, up to a maximum aggregate percentage amount of 15% for all such Plan Years.  Employer Contributions shall be allocated among the Employer Contribution Accounts of the eligible Participants on whose behalf such contributions are made as provided in Section 3.7.  In the event any portion of the Employer Contribution is to be invested in Hospira Stock, Hospira Stock shall be purchased and sold by the Trustee on the open market.  The number of full and fractional shares of Hospira Stock to be so allocated to the

Employer Contribution Account of each eligible Participant for such payroll period shall be based on the average cost per share of the Hospira Stock purchased with the Employer Contributions made for such payroll period.

3.6.                              Qualified Non-elective Employer Contributions. At the direction of the Corporation, an Employer may make Qualified Non-elective Employer Contributions to the Trust for a Plan Year either (a) on behalf of all Participants for whom Employee Pre-Tax Contributions are made for the Plan Year, or (b) on behalf of only those Participants for whom Employee Pre-Tax Contributions for the Plan Year are made and who are not Highly Compensated Employees for the Plan Year, as the Board of Review shall determine.  Except as otherwise expressly provided for, any Qualified Non-elective Employer Contribution shall be treated as a Pre-Tax Contribution for all purposes under the Plan. Qualified Non-elective Employer Contributions may be made pursuant to this Section 3.6, (i) with respect only to Participants who are employed by the Corporation, (ii) with respect only to Participants who are employed by any Subsidiary which is not an Affiliated Corporation, (iii) with respect only to Participants who are employed by Employers which are Affiliated Corporations, or (iv) with respect to Participants described in  (i), (ii) and (iii).

3.7.                              Time for Making and Crediting of Contributions. Employee Pre-Tax Contributions and Employee After-Tax Contributions for any calendar month will be withheld from the Participants’ Compensation through payroll deductions and will be paid in cash to the Trust as soon as such contributions can reasonably be segregated from the general assets of the Employers, but in any event no later than the 15th business day of the next following month.  Such contributions will be credited to the Participants’ respective Employee Pre-Tax Contribution and Employee After-Tax Contribution Accounts as of the earlier of (a) the date such contributions are received by the Trust and (b) the last day of the Plan Year in which the Compensation is paid.  In addition and subject to the limits provided in Section 3.3, a Participant may make Employee After-Tax Contributions by delivering to the Trustee, a certified check in the amount of such contribution and the contribution shall be credited to the Participant’s Employee After-Tax Contribution Account as of the date it is received by the Trustee. Any Employer Contributions or Qualified Non-elective Employer Contributions for a Plan Year will be contributed to the Trust at such time as the Corporation determines, but no later than the time prescribed by law (including extensions) for filing the Corporation’s federal income tax return for its taxable year in or with which the Plan Year ends.  Such contributions will be credited to the Employer Contribution Accounts or Employee Pre-Tax Contribution Accounts, respectively, of Participants on whose behalf they are made at such time as the Corporation determines, but no later than the last day of such Plan Year.

3.8.                              Certain Limits Apply.  All contributions to this Plan are subject to the applicable limits set forth under PR-Code sections 1165(e) and 1023(n), as further described in Article 11.

3.9.                              Return of Contributions.  No property of the Trust or contributions made by the Employers pursuant to the terms of the Plan shall revert to the Employers or be used for any purpose other than providing benefits to Eligible Employees or their Beneficiaries and defraying the expenses of the Plan and the Trust, except as follows:

(a)                                  Upon request of the Corporation, contributions made to the Plan before the issuance of a favorable determination letter by the Puerto Rico Treasury Department with respect to the initial qualification of the Plan under section 1165(a) of the PR-Code may be returned to the contributing Employer, with all attributable earnings, within one year after the Puerto Rico Treasury Department refuses in writing to issue such a letter.

(b)                                 Any amount contributed under the Plan by an Employer by a mistake of fact as determined by the Employer may be returned to such Employer upon its request, within one year after its payment to the Trust.

(c)                              Any amount contributed under the Plan by an Employer on the condition of its deductibility under section 1023(n) of the PR-Code may be returned to such Employer upon its request, within one year after the Puerto Rico Treasury Department disallows the deduction in writing.

(d)                             Earnings attributable to contributions returnable under paragraph (b) or (c) shall not be returned to the Employer, and any losses attributable to those contributions shall reduce the amount returned.

In no event shall the return of a contribution hereunder cause any Participant’s Accounts to be reduced to less than they would have been had the mistaken or nondeductible amount not been contributed.  No return of a contribution hereunder shall be made more than one year after the mistaken payment of the contribution, or disallowance of the deduction, as the case may be.

3.10.                        Special Limits for Corporate Officers.  Notwithstanding any other provision of the Plan, the Administrator may, from time to time, impose additional limits on the percentages of Compensation which may be contributed to the Plan by, or on behalf of, Corporate Officers, provided that such additional limits are lower than the limits applicable to other Participants.  The amount and terms of such limits shall be determined by the Administrator in its sole discretion, need not be the same for all Corporate Officers and may be changed or repealed by the Administrator at any time.  For purposes of this Section 3.10, the term “Corporate Officer” shall mean an individual elected an officer of the Corporation by its Board of Directors but shall not include assistant officers.

ARTICLE 4.  PARTICIPANT ACCOUNTS

4.1.                              Accounts.  The Administrator will establish and maintain (or cause the Trustee to establish and maintain) for each Participant, an Employee Pre-Tax Contribution Account, an Employee After-Tax Contribution Account, an Employer Contribution Account, a Rollover Contribution Account (if applicable), a Transfer Contribution Account (if applicable) and such other accounts or sub-accounts as the Administrator in its discretion deems appropriate.  All such Accounts shall be referred to collectively as the “Accounts”.

4.2.                              Adjustment of Accounts.  Except as provided in the following sentence, as of each Valuation Date, the Administrator or Trustee, as the case may be, shall adjust the balances of each Account maintained under the Plan on a uniform and consistent basis to reflect the contributions, distributions, income, expense, and changes in the fair market value of the assets attributable to such Account since the prior Valuation Date, in such reasonable manner as the Administrator or Trustee, as the case may be, shall determine.  Notwithstanding any other provision of the Plan, to the extent that Participants’ Accounts are invested in mutual funds or other assets for which daily pricing is available (“Daily Pricing Media”), all amounts contributed to the Trust will be invested at the time of their actual receipt by the Daily Pricing Media, and the balance of each Account shall reflect the results of such daily pricing from the time of actual receipt until the time of distribution.  Investment elections and changes made pursuant to Section 5.3 shall be effective upon receipt by the Daily Pricing Media.  References elsewhere in the Plan to the investment of contributions “as of” a date other than that described in this Section 4.2 shall apply only to the extent, if any, that assets of the Trust are not invested in Daily Pricing Media.

ARTICLE 5.  INVESTMENT OF ACCOUNTS

5.1.                              Investment Funds.  The Committee may, from time to time, direct the Trustee to establish one or more Investment Funds available under the Plan in such increments and in such manner as the Committee and the Trustee establish in investment procedures.  A Participant may direct that some or all of his or her Employee Pre-Tax Contributions, Employee After-Tax Contributions, Rollover Contributions or Transfer Contributions be invested in one or more of the Investment Funds established under this Section 5.1.  A Participant may instruct the Trustee that amounts held in his or her Accounts that are invested in Hospira Stock be transferred to and invested in one or more of the Investment Funds established under this Section 5.1.  Any amounts held in a Participant’s Accounts may be invested or reinvested in Hospira Stock or any of the Investment Funds then available under the Plan in accordance with the procedures established under Section 5.3.

5.2.                              Investment of Employer Contributions and Reinvestment of Hospira Stock.  Notwithstanding any other provision in the Plan to the contrary, and except as provided in the next two sentences, any Employer Contribution, including those made under Section 3.2(b)(i), made under the Plan to a Participant shall be invested on a pro rata basis in accordance with the Participant’s investment election(s) in effect for his or her Employee Pre-Tax Contributions at the time the Employer Contribution is made.  If a Participant’s Accounts consist solely of Employee After-Tax Contributions, then any Employer Contribution made under the Plan to such Participant shall be invested on a pro rata basis in accordance with the Participant’s investment election(s) in effect for his or her After-Tax Contributions at the time the Employer Contribution is made.  For purposes of Employee Pre-Tax Contributions for automatic enrollments described in Section 3.2(b) with respect to an Eligible Employee or Participant who has no investment election(s) in effect or who fails to provide complete and clear investment instructions, Employer Contributions shall be invested in the default Investment Fund that the Administrator designates under Section 5.4.  A Participant may direct the Trustee to liquidate all or a portion of the

Hospira Stock held in his or her Accounts and reinvest the proceeds in any of the other Investment Funds described in Section 5.1 in accordance with the procedures established under Section 5.3.

5.3.                              Investment Elections.  A Participant, Beneficiary or Alternate Payee may make or change investment instructions with respect to the portion of the Accounts over which he or she has investment direction at such times and at such frequency as the Administrator shall permit in accordance with investment procedures established for the Plan.  Such investment instructions shall be in writing or in such other form as is acceptable to the Trustee.

5.4.                              Default Investment Fund.  The Administrator shall from time to time identify one or more of the Investment Funds as the default Investment Fund into which all contributions, for which the Participant has the right to direct investment, shall be invested if the Participant fails to provide complete and clear investment instructions for such contributions.  Such contributions shall remain in the default Investment Fund until the Trustee receives investment instructions from the Participant in a form acceptable to the Trustee.

5.5.                              Participant Direction of Investments.  To the extent that this Article 5 does not prohibit a Participant, Beneficiary or Alternate Payee from directing the investment of his or her Accounts, the Plan is intended to be a participant-directed plan and to comply with the requirements of ERISA Section 404(c) and the United States Department of Labor Regulations 2550.404c-1 as a participant-directed plan.  To the extent this Section 5.5 applies, the Administrator shall direct the Trustee from time to time with respect to such investments pursuant to the instructions of the Participant (or, if applicable, the Alternate Payee, or the deceased Participant’s Beneficiary), but the Trustee may refuse to honor any investment instruction if such instruction would cause the Plan to engage in a prohibited transaction (as described in ERISA section 406) or cause the Trust to be subject to income tax.  The Administrator shall prescribe the form upon which, or such other manner in which such instructions shall be made, as well as the frequency with which such instructions may be made or changed and the dates as of which such instructions shall be effective.  The Board of Review reserves the right to amend the Plan to remove the right of Participants, Beneficiaries or Alternate Payees to give investment instructions with respect to their Accounts.  Nothing contained herein shall provide for the voting of shares of Hospira Stock by any Participant, Beneficiary or Alternate Payee, except as otherwise provided in the Trust.

5.6.                              Dividends on Hospira Stock.  Cash dividends on shares of Hospira Stock shall be credited to the applicable Accounts in which the shares are held, invested in shares of Hospira Stock as soon as practicable after such dividends or proceeds are received by the Trust, and ~~s~~hall be credited to such Accounts based on the average cost of all shares purchased with such dividends or proceeds.  Stock dividends or “split-ups” and rights or warrants appertaining to such shares shall be credited to the applicable Accounts when received by the Trust.

5.7.                              Voting of Hospira Stock.  Each Participant or Beneficiary shall be entitled to direct the manner in which shares of Hospira Stock credited to his or her Account are to be voted, as provided in the Trust.

ARTICLE 6. WITHDRAWALS PRIOR TO SEVERANCE FROM EMPLOYMENT

6.1.                              In-service Withdrawals of After-Tax Contributions.

(a)                                  Supplemental After-Tax Contributions.    A Participant may elect to withdraw from the Trust any or all of his or her Employee After-Tax Contributions. Withdrawals shall be as the Participant elects, but only to the extent such total withdrawals under this subsection (a) do not exceed the Participant’s Employee After-Tax Contributions in his or her Employee After-Tax Contribution Account.

(b)                                 Valuation of Shares Withdrawn.    Withdrawals of shares of Hospira Stock under this Section 6.1 from the Employee After-Tax Contribution Accounts shall be in whole shares except when withdrawal of a fractional share is necessary to exhaust the Hospira Stock allocated to such Accounts in which event the cash value of such fractional share shall be withdrawn.

(c)         (i)                                            For purposes of Section 6.1(a), shares of Hospira Stock purchased with a Participant’s Employee After-Tax Contributions shall be determined as follows:

(A)                              First, the average cost to the Trust of all withdrawn shares of Hospira Stock purchased with the Participant’s Employee After-Tax Contributions and related dividends shall be established.

(B)                                Next, the total of the Participant’s unwithdrawn Employee After-Tax Contributions applied to purchase Hospira Stock shall be divided by the average cost established under subparagraph (A) above and the resulting amount shall be the number of shares purchased with the Participant’s Employee After-Tax Contributions.

For purposes of determining a Participant’s unwithdrawn Employee After-Tax Contributions, any shares of Hospira Stock purchased with the Participant’s Employee After-Tax Contributions that were withdrawn by the Participant as of any date shall be charged at the average cost established under subparagraph (i)(A) above as of such date.

(d)                                 The foregoing provisions of this Section 6.1 are subject to the following:

(i)                                     Shares of Hospira Stock and other amounts that are withdrawn by a Participant under this Section 6.1 shall be charged to his or her respective Employee After-Tax Contribution Account.

(ii)                                  No more than one withdrawal may be elected in any calendar quarter; provided, however, that the Administrator, in his or her sole discretion,

may waive this limitation in unusual cases.

(iii)                               Distribution of the shares of Hospira Stock or other amounts a Participant elects to withdraw under this Section 6.1 will be made within such time period and in accordance with the procedures established by the Administrator and agreed to by the Trustee. If the Participant dies prior to the time distribution of such shares or amounts is made, distribution shall be made to the Participant’s Beneficiary in the same manner as other distributions from the Trust.

(iv)                              Each request for a withdrawal shall be filed with the Administrator, shall specify the dollar amount or the share amount (or both) to be withdrawn, which amount shall not be less than $500 (or such amount as the Administrator determines from time to time), and may not be revoked, amended or changed by the Participant after it is filed. The Participant shall indicate in his withdrawal request whether the withdrawal is to be made in cash or in Hospira Stock.

(v)                                 Any fees associated with a withdrawal will be charged to the Participant’s Accounts.

(vi)                              Withdrawals under this Section 6.1 shall be subject to such further conditions and limitations as the Administrator may establish from time to time and apply on a uniform basis.

(vii)                           Any shares of Hospira Stock that are withdrawn will be considered as having been withdrawn at the average cost, as of the date of the withdrawal, of the shares of Hospira Stock reflected in the Account from which it was withdrawn.

6.2.                              Required Distributions After Age 70 ½.  Except as provided in the next sentence, a Participant who remains an Employee on or after his or her “required beginning date” (within the meaning of United States Internal Revenue Code section 401(a)(9)) while an Employee shall receive a distribution of the full value of his or her Accounts as of the date any distribution under Code section 401(a)(9) would be required.  Any Participant (other than a 5% owner of the Corporation, an Affiliated Corporation, or a Subsidiary in the year such owner attains age 66 and any subsequent year) who attained age 70 ½ before January 1, 2005 may defer receipt of the distributions under this Section 6.2 until the April 1 following the calendar year in which he or she retires or attains age 70 ½ , whichever is later.  Each distribution described in this Section 6.4 shall be made at the latest possible date determined under United States Internal Revenue Code section 401(a)(9) and Regulations thereunder and in accordance with such administrative rules and practices as may be adopted by the Administrator.

6.3.                              Distributions Required by a Qualified Domestic Relations Order.  To the extent required by a Qualified Domestic Relations Order, the Administrator shall make distributions from a Participant’s Accounts to Alternate Payees named in such order in a manner consistent with the distribution options otherwise available under this Plan, regardless of whether the Participant is otherwise entitled to a distribution at such time under the Plan.

6.4.                              Participant’s Consent to Distribution of Benefits and Direct Rollover Notice.  If a Participant receives a withdrawal under Section 6.1, 6.2, 6.3, or 6.4 or an Alternative Payee receives a distribution under Section 6.3, no distribution may be made unless:

(a)                                  between the 30th and 90th day prior to the date distribution is to be made or commence, the Administrator notifies the Participant or the Alternate Payee (whichever is applicable) in writing that he or she may defer distribution until the April 1 after the Plan Year in which he or she attains age 70 ½  and provides the Participant or the Alternate Payee (whichever is applicable) with a written description of the material features and (if applicable) the relative values of the forms of distribution available under the Plan including the right to make a direct rollover under Section 8.3(c); and

(b)                                 the Participant consents to the distribution in writing after the information described above has been provided to him or her, and files such consent with the Administrator.  Distribution to the Participant will be made or commence as soon as practicable after such consent is received by the Administrator.  The Participant may waive the 30-day notice period described in (a) above.

ARTICLE 7.  LOANS TO PARTICIPANTS

7.1.                               In General.  Upon the request of an Eligible Borrower on a form approved or procedure prescribed by the Administrator and subject to the conditions of this Article, the Administrator shall direct the Trustee to make a loan from the Trust to the Eligible Borrower.  For purposes of this Article, an “Eligible Borrower” is:

(a)                                  a Participant who is an Eligible Employee; or

(b)                                 a Participant who is a former Employee and is a “party in interest” within the meaning of ERISA section 3(14); or

(c)                                  a deceased Participant’s Beneficiary who has not yet received the entire vested portion of the Participant’s Accounts and who is a “party in interest” as described in (b) above.

7.2.                              Rules and Procedures.  The Administrator shall promulgate such rules and procedures, not inconsistent with the express provisions of this Article, as he or she deems necessary to carry out the purposes of this Article.  All such rules and procedures shall be deemed a part of the Plan for purposes of the United States Department of Labor’s Regulations section 2550.408b-1(d).

7.3.                              Maximum Amount of Loan.  The following limitations shall apply in determining the amount of any loan to an Eligible Borrower hereunder:

(a)                                  The amount of the loan, together with any other outstanding indebtedness under this Plan or any other qualified retirement plan of Hospira, the Corporation, any Affiliated Corporation or any Subsidiary, shall not exceed $50,000 reduced by the excess of (i) the highest aggregate outstanding loan balance of the Eligible Borrower from such Plans during the one-year period ending on the day prior to the date on which the loans are made, over (ii) the Eligible Borrower’s outstanding loan balance from such Plans immediately prior to the loan.

(b)                                 The amount of the loan shall not exceed 50 percent of the Eligible Borrower’s Accounts, determined as of the date of the loan.

(c)                                  No loan may exceed the aggregate value of the Participant’s Employee Pre-Tax Contribution Account, Employer Contribution Account, Rollover Contribution Account and Transfer Contribution Account (excluding any amount contributed by the Participant on an after-tax basis).

7.4.                              Minimum Amount of Loan; Number of Loans; Frequency of Loans; Fees for Loans.  The minimum amount of any single loan under the Plan shall be $500.  Subject to the next sentence, a Participant may have only two loans outstanding at any time under the Plan or under any other tax-qualified plan maintained by the Employer, an Affiliated Corporation or a Subsidiary.  No additional loans shall be made to a Participant who already has a loan outstanding under the Plan or under any other tax-qualified plan maintained by the Employer, an Affiliated Corporation or a Subsidiary until such loan is no longer outstanding; provided, however, that another loan may be made to a Participant who already has a loan outstanding if one of the loans is being applied toward the purchase of a principal residence of the Eligible Borrower.  The Administrator may charge a loan fee and such fee may be charged to the Participant’s Accounts or taken from the loan proceeds.

7.5.                              Note; Security; Interest.  Each loan shall be evidenced by a note signed by the Eligible Borrower, a Participant Credit Agreement, or other legally enforceable evidence of indebtedness (“Note”).  The Note shall be an asset of the Trust which shall be allocated to the Accounts of the Eligible Borrower, and shall for purposes of the Plan be deemed to have a value at any given time equal to the unpaid principal balance of the Note plus the amount of any accrued but unpaid interest.  The Note shall be secured by that portion of the Accounts represented by the Note (not to exceed 50% of the Eligible Borrower’s vested interest in his or her Accounts determined as of the date of the loan).  The loan shall bear interest at an annual percentage interest rate to be determined by the Administrator.  In determining the interest rate, the Administrator shall take into consideration interest rates currently being charged by persons in the business of lending money with respect to loans made in similar circumstances.

7.6.                              Repayment.  Each loan made to an Eligible Borrower who is receiving regular payments of Compensation from an Employer shall be repayable by payroll deduction.  Loans made to other Eligible Borrowers (and, in all events, where payroll deduction is no longer practicable) shall be repayable in such manner as the Administrator may from time to time determine.  In each case payments shall be made not less frequently than quarterly, over a specified term (as determined by the Administrator) not to extend beyond the earlier of five years from the date of the loan or the Participant’s anticipated retirement date, with substantially level amortization.  Where the loan is being applied toward the purchase of a principal residence for the Eligible Borrower, the term for repayment shall not extend beyond the earlier of 15 years from the date of the loan or the Participant’s anticipated retirement date.  An Eligible Borrower may prepay the full balance of an outstanding loan at any time by delivering to the Trustee a certified check in the amount of such remaining balance and any accrued but unpaid interest.  No refinancing of an outstanding loan shall be permitted.

7.7.                              Repayment upon Distribution.  Subject to the rollover provisions of Section 8.4, if, at the time benefits are to be distributed (or to commence being distributed) to an Eligible Borrower with respect to a severance from employment, there remains any unpaid balance of a loan hereunder, such unpaid balance shall, to the extent consistent with United States Department of Labor regulations, become immediately due and payable in full.  Such unpaid balance, together with any accrued but unpaid interest on the loan, shall be deducted from the Eligible Borrower’s Accounts, subject to the default provisions below, before any distribution of benefits is made.  Except as is provided in Section 7.1 or as may be required in order to comply (in a manner consistent with continued qualification of the Plan under PR-Code section 1165(a)) with United States Department of Labor regulations, no loan shall be made to an Eligible Borrower under this Article after the Eligible Borrower incurs a severance from employment whether or not he or she has begun to receive distribution of his or her Accounts.

7.8.                               Default.  In the event of a default in making any payment of principal or interest when due under the Note evidencing any loan under this Article, if such default continues for more than 90 days after written notice of the default by the Trustee, the unpaid principal balance of the Note shall immediately become due and payable in full.  Such unpaid principal, together with any accrued but unpaid interest, shall thereupon be deducted from the Eligible Borrower’s Accounts, subject to the further provisions of this Section.  The amount so deducted shall be treated as distributed to the Eligible Borrower and applied by the Eligible Borrower as a payment of the unpaid interest and principal (in that order) under the Note evidencing such loan.  In no event shall the Administrator apply the Eligible Borrower’s Accounts to satisfy the Eligible Borrower’s repayment obligation, whether or not he or she is in default, unless the amount so applied otherwise could be distributed in accordance with the Plan.  Default distributions under this Section 7.8 shall be subject to such further conditions and limitations as the Administrator may establish from time to time and apply on a uniform basis.

7.9.                               Nondiscrimination.  Loans shall be made available under this Article to all Eligible Borrowers on a reasonably equivalent basis.

7.10.                        Source of Loan Proceeds.  The proceeds for a loan shall be drawn from the Eligible Borrower’s Accounts in accordance with rules established by the Administrator.

7.11.                        Reinvestment of Loan Repayments.  Loan repayments shall be made to the Eligible Borrower’s Accounts from which the proceeds were drawn under Section 7.10 in proportion that the loan was taken from each such Account at the origination of the loan.  Within each such Account, the proceeds will be invested in accordance with the investment instructions or restrictions applicable at the time of each loan repayment.  If the Eligible Borrower is not currently making contributions to any such Account at the time of loan repayment, the proceeds will be invested within such Account in accordance with any previous instructions on file with the Trustee for the investment of contributions in such Account, and if there are no such instructions on file, the proceeds will be invested in the default Investment Fund(s) then in effect under Section 5.4.  The Participant may change his or her investment instructions in accordance with Section 5.3 for purposes of reinvesting the loan repayments even if he or she is not then making contributions to the Plan.

ARTICLE 8.  BENEFITS UPON RETIREMENT, DEATH OR

SEVERANCE FROM EMPLOYMENT

8.1.                              Retirement.  Following a Participant’s retirement from Hospira, the Corporation, all Affiliated Corporations and all Subsidiaries on or after attaining age 65 years (‘Normal Retirement Age’), the Participant will receive the entire value of his or her Accounts in a single sum payment unless he or she elects a direct rollover under Section 8.3(c).  To the extent that the Participant’s Accounts hold Hospira Stock, he or she may receive the distribution in whole shares of Hospira Stock and cash for any fractional share.

8.1A.                    Vesting, Severance from Employment for Reasons Other Than Death or Retirement.   Following a Participant’s severance from employment with Hospira, the Corporation, all Affiliated Corporations and all Subsidiaries for any reason other than death or retirement at or after Normal Retirement Age, the Participant will receive the value of his or her vested Accounts (determined as provided below) in a single sum payment unless he or she elects a direct rollover under Section 8.3(c).  To the extent that the participant’s Accounts hold Hospira Stock, he or she may receive the distribution in whole shares of Hospira Stock and cash for any fractional share.

A Participant will always be 100% vested in his or her Employer Contribution Account, Employee Pre-Tax Contribution Account, Employee After-Tax Contribution Account, Rollover Contribution Account (if applicable) and Transfer Contribution Account (if applicable).

8.2.                              Time of Distributions.  Distribution with respect to a Participant’s severance from employment (other than on account of death or retirement) normally will be made or commence as soon as practicable after such severance.  Except as provided in the last sentence of this Section 8.2, in the case of a Participant whose Accounts are valued in excess of $5,000 (as determined under paragraph 8.3(b)) and who has not yet attained age 65, however, distribution may not be made under this Section unless:

(a)                                  between the 30th and 90th day prior to the date distribution is to be made or commence, the Administrator notifies the Participant in writing that he or she may defer distribution until the April 1 after the Plan Year in which he or she attains age 70 ½ and provides the Participant with a written description of the material features and (if applicable) the relative values of the forms of distribution available under the Plan; and

(b)                                 the Participant consents to the distribution in writing after the information described above has been provided to him or her, and files such consent with the Administrator.  Distribution to the Participant will be made or commence as soon as practicable after such consent is received by the Administrator.  The Participant may waive the 30-day notice period described in (a) above.

The value of a Participant’s Accounts will be considered to be in excess of $5,000 if the value exceeds such amount at the time of the distribution in question or exceeded such amount at the time of any prior distribution to the Participant under the Plan.  The Participant may elect to defer the distribution of his or her Accounts until any subsequent date, but not later than the April 1 after the Plan Year in which he or she attains age 70 1/2.

Participants will be deemed eligible for retirement on or after attaining age 65, and may elect to receive the distribution in the calendar year in which he or she retires.  Alternatively, the Participant may elect to defer the distribution of his or her Accounts until any date, but no later than the April 1 after the Plan Year in which he or she attains age 70 1/2.

8.3.                              Amount and Manner of Distribution.  A Participant who is eligible for a distribution from the Plan under this Article 8, may, subject to subsection (b), elect to receive his or her benefit in one or more of the following forms:

(a)                                  Single Sum Payment.  In the case of a distribution to be made in a single sum, the amount of such distribution shall be determined as of the Valuation Date which immediately precedes or coincides with the date distribution is to be made.

(b)                                 Cash out of Small Benefits.  If the value of a Participant’s Accounts is $5,000 or less, distribution shall be made to the Participant in a single sum payment as soon as practicable following the Participant’s severance from employment.  The amount of such distribution shall be determined as of the Valuation Date immediately preceding or coinciding with the date the distribution is to be made.  The Participant’s Accounts will not be considered to be valued at $5,000 or less, if the value of such Accounts at the time in question or at the time of any prior distribution to the Participant under the Plan exceeds such amount.

(c)                                  Direct rollover of single sum payments.  If a Participant or an Alternate Payee of the Participant is entitled to a single sum payment under Section 8.3(a), he or she may elect to have such payment transferred directly to another qualified plan, or an individual retirement account. The Administrator shall not be obligated to honor any transfer instruction under this Section that specifies more than one transferee.

8.4.          Distributions After a Participant’s Death.

(a)           Death Prior to Severance from Employment.  If a Participant dies prior to his or her severance from employment with Hospira, the Corporation, all Affiliated Corporations and all Subsidiaries, the Participant’s Beneficiary will receive the Participant’s Accounts in a single sum payment as soon as practicable after the end of the Plan Year in which the Participant’s death occurs; provided, however, the Beneficiary may elect to receive the distribution in the Plan Year in which the Participant’s death occurred.  Distribution must be made to a Beneficiary who is not the Participant’s spouse no later than December 31 of the calendar year following the year of the Participant’s death.  If the Beneficiary is the Participant’s spouse, the Beneficiary may elect to defer receipt of the distribution of the Participant’s Accounts until any date, but no later than the December 31 of the Plan Year in which the Participant would have attained age 70½.

(b)           Death After Severance from Employment.  If a Participant dies after severance from employment but before the complete distribution of his or her Accounts has been made, the Participant’s Beneficiary will receive the value of the Participant’s Accounts.  Distribution will be made in a single sum payment as soon as practicable after the Participant’s death (but no later than December 31 of the calendar year following the year of the Participant’s death); provided, however, that if distribution to the Participant had begun following his or her severance from employment in a form elected by the Participant, distribution will continue to be made to the Beneficiary at least as rapidly in such form unless the Beneficiary elects to receive distribution in cash in a single sum as soon as practicable following the Participant’s death.  Any such election must be made on a form approved by the Administrator and must be received by the Administrator within such period following the Participant’s death as the Administrator may prescribe.  To the extent the Participant’s Accounts held Hospira Stock at the time of the proposed distribution, the Beneficiary may receive the distribution in whole shares of Hospira Stock and cash for any fractional share.

(c)           Cash out of Small Benefits.  If a Participant dies and the value of a Participant’s Accounts is $5,000 or less, distribution shall be made to the Beneficiary in a single sum payment as soon as practicable following the Participant’s death (but in no event later than the 60th day following the close of the Plan Year in which such death occurs) or such later date on which the amount of the distribution can be determined by the Administrator.  The amount of such distribution shall be determined as of the Valuation Date immediately preceding or coinciding with the date the distribution is to be made. The Participant’s Accounts will not be considered to be valued at $5,000 or less, if the value of such Accounts at the time in question or at the time of any prior distribution to the Participant under the Plan exceeds such amount.

(d)           Direct rollover of single sum payments.  If a Beneficiary who is the spouse of a deceased Participant is entitled to a single sum payment under Section 8.3(a), he or she may elect to have such payment transferred directly to an individual retirement account. The Administrator shall not be obligated to honor any transfer instruction under this Section that specifies more than one transferee.

Any distribution to a Beneficiary under this Section in the form of a single sum shall be determined as of the Valuation Date immediately preceding or coinciding with the date distribution is to be made.

8.5.          Designation of Beneficiary.  Subject to the provisions of this Section, a Participant’s Beneficiary shall be the person or persons (or entity or entities), if any, designated by the Participant from time to time on a form or in a manner approved by the Administrator.  In the absence of an effective Beneficiary designation, a Participant’s Beneficiary shall be his or her surviving spouse, if any, or if none, the Participant’s issue, or if none, the Participant’s estate.  A non-spouse Beneficiary designation by a Participant who is married at the time of his or her death shall not be effective unless

(a)           prior to the Participant’s death, the Participant’s surviving spouse consented to and acknowledged the effect of the Participant’s designation of a specific non-spouse Beneficiary (including any class of Beneficiaries or any contingent Beneficiaries) in a written form approved by the Administrator and witnessed by a notary public or Plan representative; or

(b)           it is established by the Participant prior to his or her death (by furnishing the Administrator with a sworn statement), that the required consent may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may prescribe; or

(c)           the spouse had earlier executed a general consent form permitting the Participant:

(i)            to select from among certain specified persons without any requirement of further consent by the spouse (and the Participant designates a Beneficiary from the specified list), or

(ii)           to change his or her Beneficiary without any requirement of further consent by the spouse.  Any such general consent shall be on a form approved by the Administrator, and must acknowledge that the spouse has the right to limit consent to a specific Beneficiary and that the spouse voluntarily elects to relinquish such right.

Any consent and acknowledgment by a spouse, or the establishment that the consent and acknowledgment cannot be obtained, shall be effective only with respect to such spouse, but shall be irrevocable once made.

ARTICLE 9.  ADMINISTRATION

9.1.          Board of Review.  The Board of Review, except where such are specifically reserved to the Board of Directors, shall have all powers, duties and obligations (whether imposed, granted or reserved and whether explicit or implicit) which are lodged in the Corporation under the Trust, or the Plan, or any supplement to the Plan or by law or regulations.  It shall perform all functions specifically assigned to it under the Plan and under the Trust created pursuant to the Plan.  The Board of Review at its sole discretion may delegate or redelegate any responsibility which it is able to exercise, and may revoke such delegations at its sole discretion.

9.2.          Administrator.  The Administrator will be the “administrator” of the Plan as defined in Section 3(16)(A) of ERISA and a “named fiduciary” for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, and will be responsible for complying with all of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.  The Administrator will not, however, have any authority over the investment of assets of the Trust or the selection of Investment Funds.

9.3.          Powers of Administrator.  The Administrator will have full power to administer the Plan in all of its details and, other than the selection of Investment Funds, subject, however, to the requirements of ERISA.  Benefits under the Plan shall be paid only if the Administrator decides, in his or her discretion, that the applicant is entitled to them.  For this purpose the Administrator’s power will include, but will not be limited to, the following discretionary authority:

(a)           to make and enforce such rules and regulations as the Administrator deems necessary or proper for the efficient administration of the Plan or as required to comply with applicable law;

(b)           to interpret and enforce the Plan in accordance with the terms of the Plan  (including the rules and regulations adopted under subsection (a)) and to make factual determinations thereunder, including the discretionary power to determine the rights or eligibility of Employees or Participants and any other persons, and the amount, if any, of their benefits under the Plan, and to construe or interpret disputed, ambiguous, or uncertain terms;

(c)           to compute the amounts to be distributed under the Plan, to determine the person or persons to whom such amounts are to be distributed, and to make equitable adjustments for mistakes or errors;

(d)           to authorize the payment of distributions, to compromise and settle any disputed claim, and to direct the Trustee to make such payments from the Trust;

(e)           to keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the PR-Code, ERISA and applicable regulations, or under other federal, state or local law and regulations;

(f)            to allocate and delegate the ministerial duties and responsibilities of the Administrator and to appoint such agents, counsel, accountants, consultants, actuaries, insurance companies and other persons as may be required or desired to assist in administering the Plan;

(g)           by written instrument, to allocate and delegate his or her fiduciary responsibilities in accordance with ERISA section 405; and

(h)           to furnish each Employer with such information and data as may be required by it for tax and other purposes in connection with the Plan.

Actions taken in good faith by the Administrator shall be binding and conclusive on all parties.

9.4.          Nondiscriminatory Exercise of Authority.  Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise his or her authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

9.5.          Reliance on Tables, etc.  In administering the Plan, the Administrator will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, trustee, counsel, actuary, insurance company or other expert who is employed or engaged by the Administrator or by the Corporation on the Administrator’s behalf.

9.6.          Claims and Review Procedures.  The Administrator shall adopt procedures for the filing and review of claims in accordance with ERISA section 503.

9.7.          Indemnification.  The Corporation agrees to indemnify and defend to the fullest extent of the law any of its employees or former employees who serves or has served as Administrator or as a member of the Board of Review or who has been appointed to assist the Administrator or the Board of Review in administering the Plan or to whom the Administrator or the Board of Review has delegated any duties or responsibilities against any liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Corporation) occasioned by any act or omission to act in connection with the Plan, if such act or omission to act is in good faith.

9.8.          Expenses and Compensation.  No compensation shall be paid to the Administrator or any assistant who is a full-time employee of the Corporation, an Affiliated Corporation or a Subsidiary, but the Administrator and his or her assistants shall be reimbursed for all expenses reasonably incurred in the administration of the Plan.  Such expenses shall be charged to the Trust and paid from Employer Contributions prior to allocation under Section 3.5, unless the Employers pay such expenses directly.  To the extent that any record keeping expense, withdrawal charge, loan fee or check fee is specifically attributable to a Participant’s Accounts, such expenses may be charged to the Accounts of such Participant.

9.9.          Notices; Participant Information.  Any notice required to be given to or any document required to be filed with the Administrator, the Trustee or the Committee will be given or filed properly if mailed by registered mail, postage prepaid, or delivered, to the Administrator, the Trustee or the Committee, as the case may be, in care of the Corporation.  Participants (and their Beneficiaries) must furnish to the Administrator such evidence, data, or information as they consider necessary or desirable for the purpose of administering the Plan, and the provisions of the Plan for each person are upon the condition that he or she will furnish full, true and complete evidence, data and information requested by the Administrator.

ARTICLE 10.  AMENDMENT AND TERMINATION

10.1.        Amendment.  The Corporation reserves the power (and may and hereby does specifically delegate a portion of the power to the Board of Review) at any time or times to amend the provisions of the Plan and Trust to any extent and in any manner that it may deem advisable.  The Corporation specifically reserves the right to amend Article 5 with respect to the investment of Participant Accounts.  However, the Corporation will not have the power:

(a)           to amend the Plan or Trust in such manner as would cause or permit any part of the assets of the Trust to be diverted to purposes other than for the exclusive benefit of each Participant and his or her Beneficiary (except as permitted by Section 13.3 with respect to Qualified Domestic Relations Orders, or by Section 3.9 with respect to the return of contributions upon nondeductibility or mistake of fact), unless such amendment is required or permitted by law, governmental regulation or ruling; or

(b)           to amend the Plan or Trust retroactively in such a manner as would reduce the accrued benefit determined under ERISA section 204(g)) of any Participant, except as otherwise permitted or required by law; or

(c)           to change the duties or liabilities of the Trustee, the Committee or the Administrator without their consent.

All major amendments and all decisions or amendments which are reasonably expected to have the effect of suspending or terminating Employer contributions, of suspending or terminating payment of benefits to Participants or Beneficiaries, or of terminating the Plan shall be made by the Board of Directors.  All other amendments shall be made by the Board of Review.  The Board of Directors may delegate additional authority to the Board of Review.

For the purposes of the foregoing, a “major amendment” is defined to be any amendment which will increase the average cost of the Plan to the Employers (whether through the increase of Employer contributions or otherwise) by an amount in excess of $5,000,000 per annum over the three full Plan Years next succeeding the effective date of the amendment.  Determination of whether an amendment is a major amendment or a decision or amendment which is reasonably “to have the effect of suspending or terminating Employer contributions, of suspending or terminating payment of benefits, or of terminating the Plan” shall be made by the Board of Review after obtaining such advice from such legal or tax counsel and the advice of such actuarial consultants as the Board of Review may deem appropriate.  The secretary of the Board of Review shall maintain detailed minutes reflecting the advice (if any) so received by the Board of Review and the decisions reached by it regarding each amendment adopted by it.

Notwithstanding anything contained in this Section 10.1, any material revision (within the meaning of the New York Stock Exchange rules) to the Plan or Trust shall be subject to the approval of Hospira’s compensation committee or a majority of Hospira’s independent directors (within the meaning of the New York Stock Exchange rules).

10.2.        Termination.  The Corporation has established the Plan and authorized the establishment of the Trust with the bona fide intention and expectation that contributions will be continued indefinitely, but the Corporation will have no obligation or liability whatsoever to maintain the Plan for any given length of time and may discontinue contributions under the Plan or terminate the Plan at any time by written notice delivered to the Trustee and the Committee without liability whatsoever for any such discontinuance or termination.  Upon termination or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected employees to benefits accrued to the date of such termination, partial termination, or discontinuance, to the extent funded as of such date, or the amounts credited to the employees’ accounts, shall be nonforfeitable.

10.3.        Distributions upon Termination of the Plan.  Upon termination of the Plan by the Corporation, the Trustee will distribute to each Participant (or other person entitled to distribution) the value of the Participant’s Accounts determined as of the Valuation Date coinciding with or next following the date of the Plan’s termination.  However, if a successor Plan is established, Accounts shall be distributed to Participants and their Beneficiaries only in accordance with Article 6 relating to in-service withdrawals and upon the actual severance from employment by the Participant.

10.4.        Merger or Consolidation of Plan; Transfer of Plan Assets.  In case of any merger or consolidation of the Plan with, or transfer of assets and liabilities of the Plan to, any other Plan, provision must be made so that each Participant would, if the Plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

ARTICLE 11.  LIMITS ON CONTRIBUTIONS

11.1.        PR-Code section 1023(n) Limits.    The sum of the contributions made by the Employers under the Plan for any Plan Year shall not exceed the maximum amount deductible under the applicable provisions of the PR-Code (all such contributions being hereby conditioned on their deductibility under PR-Code section 1023(n)).

11.2.        PR-Code section 1165(e)(7)(A) Limits.

(a)           In general.    The maximum amount of Employee Pre-Tax Contributions made on behalf of any Participant for any calendar year, when added to the amount of elective deferrals under all other plans, contracts and arrangements of Hospira, the Corporation, all Affiliated Corporations and all Subsidiaries with respect to the Participant for the calendar year, shall in no event exceed the lesser of 10% of the Participants Compensation or $ 8,000 or any other applicable limit in effect for the calendar year under PR-Code section 1165(e)(7)(A).

(b)           Distribution of excess deferrals.    In the event that an amount is included in a Participant’s gross income for a taxable year as a result of an excess deferral under PR-Code section 1165(e)(7)(B), and the Participant notifies the Administrator on or before the March 1 following the taxable year that all or a specified part of a Pre-Tax Contribution made or to be made for his or her benefit represents an excess deferral, the Administrator shall make every reasonable effort to cause such excess deferral, adjusted for allocable income or loss, to be distributed to the Participant no later than the April 15 following the calendar year in which such excess deferral was made. No distribution of an excess deferral shall be made during the taxable year in which the excess deferral was made unless the correcting distribution is made after the date on which the Plan received the excess deferral and both the Participant and the Plan designates the distribution as a distribution of an excess deferral. The amount of any excess deferrals that may be distributed to a Participant for a taxable year shall be reduced by the amount of Employee Pre-Tax Contributions that were excess contributions and were previously distributed to the Participant for the Plan Year beginning with or within such taxable year.

11.3.        PR-Code section 1165(e)(3) Limits.

(a)           Actual deferral ratios.    For each Plan Year, the Administrator will determine the “actual deferral ratio” for each Participant who is eligible for Employee Pre-Tax Contributions. The actual deferral ratio shall be the ratio, calculated to the nearest one-hundredth of one percent, of the Employee Pre-Tax Contributions made on behalf of the Participant for the Plan Year to the Participant’s Compensation for the applicable period. For purposes of determining a Participant’s actual deferral ratio,

(i)            Employee Pre-Tax Contributions will be taken into account only to the extent permitted by the PR-Code and the Regulations;

(ii)           The applicable period for each Participant for a given Plan Year shall be that portion of the 12-month period ending on the last day of such Plan Year during which the individual was a Participant.

(iii)          Employer Contributions may be treated as Employee Pre-Tax Contributions to the extent permitted by the PR-Code and the Regulations.

(b)           Actual deferral percentages.    The actual deferral ratios for all Highly Compensated Employees who are eligible for Employee Pre-Tax Contributions for a Plan Year shall be averaged to determine the actual deferral percentage for the highly compensated group for the Plan Year, and the actual deferral ratios for all Employees who are not Highly Compensated Employees but who are eligible for Employee Pre-Tax Contributions for the Plan Year shall be averaged to determine the actual deferral percentage for the non-highly compensated group for the Plan Year. The actual deferral percentages for any Plan Year must satisfy at least one of the following tests, which shall be interpreted and applied by the Administrator in a manner consistent with the PR-Code and the Regulations:

(i)            The actual deferral percentage for the highly compensated group does not exceed 125 percent of the actual deferral percentage for the non-highly compensated group; or

(ii)           The excess of the actual deferral percentage for the highly compensated group over the actual deferral percentage for the non-highly compensated group does not exceed two percentage points, and the actual deferral percentage for the highly compensated group does not exceed twice the actual deferral percentage of the non-highly compensated group.

(c)           Adjustments by Administrator.    If, prior to the time all Pre-Tax Contributions for a Plan Year have been contributed to the Trust, the Administrator determines that Employee Pre-Tax Contributions are being made at a rate which will cause the PR-Code section 1165(e)(3) limits to be exceeded for the Plan Year, the Administrator may, in its sole discretion, limit the amount of Employee Pre-Tax Contributions to be made with respect to one or more Highly Compensated Employees for the balance of the Plan Year by suspending or reducing Pre-Tax Contribution elections to the extent the Administrator deems appropriate. Any Employee Pre-Tax Contributions which would otherwise be made to the Trust shall instead be paid in cash to the affected Participant.

(d)           Excess contributions.    If the PR-Code section 1165(e)(3) limits have been exceeded for a Plan Year after all contributions for the Plan Year have been made, the Administrator shall determine the amount of excess contributions with respect to Participants who are Highly Compensated Employees. To do so, the Administrator shall reduce the actual deferral ratio of the Highly Compensated Employee with the highest actual deferral ratio to the extent necessary to (i) enable the Plan to satisfy the 1165(e)(3) limits or (ii) cause such Employee’s actual deferral ratio to equal the actual deferral ratio of the Highly Compensated Employee with the next highest actual deferral ratio, and shall repeat this process until the Plan no longer exceeds the PR-Code section 1165(e)(3) limits. The amount of excess contributions for each Highly Compensated Employee for the Plan Year shall equal the amount of Employee Pre-Tax Contributions (plus Employer Contributions which are treated as Employee Pre-Tax Contributions for purposes of the PR-Code section 1165(e)(3) limits) actually made to the Trust for the Plan Year, less the product of the (i) the Highly Compensated Employee’s reduced actual deferral ratio as determined under the preceding sentence, and (ii) his or her Compensation. Any excess contributions will be distributed as provided below. In no event will excess contributions remain unallocated or be allocated to a suspense account for allocation in a future Plan Year.

(e)           Recharacterization of excess contributions.    At the option of the Administrator, a Participant’s excess contributions may be recharacterized as Employee After-Tax Contributions, provided the Administrator complies with the reporting requirements of the PR-Code for such contributions and such recharacterization occurs no later than the March 15 following the Plan Year for which the contributions were made.

(f)            Distribution of excess contributions.    A Participant’s excess contributions, adjusted for income or loss, will be designated by the Employer as a distribution of excess contributions and distributed to the Participant. Distribution of excess contributions will be made after the close of the Plan Year to which the contributions relate, but within 12 months after the close of such Plan Year.

(g)           Special rules.    For purposes of distributing excess contributions,

(i)            the amount of excess contributions that may be distributed with respect to a Highly Compensated Employee for a Plan Year shall be reduced by the amount of excess deferrals previously distributed to the Highly Compensated Employee for his or her taxable year ending with or within such Plan Year.

(ii)           Any distribution of less than the entire amount of excess contributions with respect to a Highly Compensated Employee shall be treated as a pro rata distribution of excess contributions and allocable income or loss.

(h)           Record keeping requirement.    The Administrator, on behalf of the Employer, shall maintain such records as are necessary to demonstrate compliance with the PR-Code section 1165(e)(3) limits including the extent to which qualified matching contributions and Qualified Nonelective Employer Contributions are taken into account in determining the actual deferral ratios.

ARTICLE 12.  ROLLOVER AND TRANSFER CONTRIBUTIONS

12.1         Contribution of Amount Distributed from Another Qualified Plan.    An Eligible Employee who was formerly a participant in a plan described in section 1165(a) of the PR-Code (the “distributing plan”) and who has received a total distribution (within the meaning of section 1165(b) of the PR-Code) from the distributing plan (the “distribution”) may, within 60 days of receipt of the distribution from the distributing plan, contribute to the Trust, as a “Rollover Contribution”, such distribution if it:

(a)           does not exceed the fair market value of the distribution, and

(b)           includes no property other than (i) money received in the distribution, and (ii) money attributable to other property received in the distribution which is sold and the proceeds of which are transferred.

12.2         Monitoring of Rollovers

(a)           The Administrator shall establish such procedures and require such information from employees seeking to make Rollover Contributions as it deems necessary to insure that such Rollover Contributions satisfy the requirements for tax-free rollovers established by conditions of this Article and the PR-Code and the Regulations.

(b)           No amount may be contributed or transferred under this Article until approved by the Administrator.

12.3         Transfer Contribution.    Subject to such restrictions and procedures as the Administrator may prescribe (which, without limitation, may include restrictions as to the type of plan from which transfers will be permitted), amounts held for the benefit of an Eligible Employee under a plan that is qualified under section 1165(a) of the PR-Code and exempt from tax under section 1165(a) of the PR-Code (the “distributing plan”) may be transferred (the “Transfer Contribution”) directly by the distributing plan to this Plan. A Transfer Contribution Account shall be established for each Eligible Employee for whom a Transfer Contribution is made. To the extent determined by the Administrator to be required under section 204(g) of ERISA, an Eligible Employee for whom a Transfer Contribution Account is maintained shall be entitled to distributions and withdrawals from such Account under provisions not less restrictive than applied under the distributing plan. To the extent the distributing plan was subject to the requirements of section 205 of ERISA, such requirements shall continue to apply to the transferred amount.

12.4         Treatment of Transferred Amount under the Plan.    An individual who makes a Rollover Contribution to the Trust or has a Transfer Contribution made to the Trust on his or her behalf shall not be eligible to make or receive any other contributions under the Plan until he or she has actually become a Participant and satisfied the eligibility requirements otherwise applicable to such contributions. However, for all other purposes under the Plan (including without limitation, investment directions and distributions), an individual who makes a Rollover Contribution or for whom a Transfer Contribution has been made shall be treated as a Participant.

ARTICLE 13.  MISCELLANEOUS

13.1.        Exclusive Benefit Rule.  No part of the corpus or income of the Trust forming part of the Plan will be used for or diverted to purposes other than for the exclusive benefit of each Participant and Beneficiary, except as otherwise provided under the provisions of the Plan relating to Qualified Domestic Relations Orders, and the return of contributions upon nondeductibility, mistake of fact, or the failure of the Plan to qualify initially.

13.2.        Limitation of Rights.  Neither the establishment of the Plan or the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against Hospira, the Corporation, any Affiliated Corporation, any Subsidiary, the Administrator, the Trustee, or the Committee except as provided herein, and in no event will the terms of employment or service of any Participant be modified or in any way be affected hereby.  It is a condition of the Plan, and each Participant expressly agrees by his or her participation herein, that each Participant will look solely to the assets held in the Trust for the payment of any benefit to which he or she is entitled under the Plan.

13.3.        Nonalienability of Benefits.  The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected will not be recognized, except to the extent as may be required by law; provided, however, that if the Administrator receives any Qualified Domestic Relations Order that requires the payment of benefits hereunder or the segregation of any Account, such benefits shall be paid, and such Account segregated, in accordance with the applicable requirements of such Qualified Domestic Relations Order.

13.4.        Changes in Vesting Schedule.  A Plan amendment which changes a vesting schedule under the Plan shall apply with respect to any Participant who has completed three Years of Service prior to the expiration of the period described below only to the extent that the Participant’s vested percentage in his or her Accounts determined under the amendment is greater than the nonforfeitable percentage of his or her Accounts determined without regard to the amendment.  The period referred to in the preceding sentence will begin on the date the amendment of the vesting schedule is adopted and will end 60 days after the latest of the following dates:

(a)           the date on which such amendment is adopted;

(b)           the date on which such amendment becomes effective; and

(c)           the date on which the Participant is issued written notice of such amendment by the Administrator.

13.5.        Governing Law.  The Plan and Trust will be construed, administered and enforced according to the laws of the Commonwealth of Puerto Rico to the extent such laws are not preempted by ERISA.

ARTICLE 14.  DEFINITIONS

Wherever used in the Plan, the singular includes the plural, and the following terms have the following meanings, unless a different meaning is clearly required by the context:

14.1.        “Accounts” means, for any Participant, his or her Employee Pre-Tax Contribution Account, Employee After-Tax Contribution Account, Employer Contribution Account, Rollover Contribution Account (if applicable), Transfer Contribution Account (if applicable) and any other accounts or subaccounts established on his or her behalf under the Plan by the Administrator or the Trustee.

14.2.        “Administrator” means the Corporate Vice President, Human Resources of Hospira, unless the Board of Review appoints another entity or person(s) to administer the Plan.

14.3.        “Affiliated Corporation” means (a) any corporation which is a member of a controlled group of corporations (as defined in ERISA section 210(c)) which includes the Corporation; and (b) any trade or business (whether or not incorporated) which is under common control (as defined in ERISA section 210(d)) with the Corporation.

14.4.        “Alternate Payee” means an alternate payee (as defined in section 206(d)(3)(k) of ERISA) who has rights to one or more Accounts under the Plan.

14.5.        “Beneficiary” means any person entitled to receive benefits under the Plan upon the death of a Participant.

14.6.        “Board of Directors” means the Board of Directors of the Corporation.

14.7.        “Board of Review” means the Employee Benefit Board of Review appointed by the Board of Directors and having the duties and powers described in Article 9.

14.8.        “Break Year” means, with respect to any Employee, a 12 consecutive month period of severance.

14.9.        “Committee” means the persons appointed by the Board of Directors to serve as members of the Committee under the Trust.

14.10.      “Compensation”  means, for purposes of determining the amount of Employee Pre-Tax, Employee After-Tax, and Employer Contributions to be made on behalf of a Participant, (i) the Participant’s total compensation (prior to reduction for contributions under PR-Code section 1165(e)) for personal services actually rendered in the course of employment with participating Employers, including sales bonuses, sales incentives and sales commissions, but excluding (ii) any reimbursements, expense allowances, fringe benefits (cash or noncash), moving expenses, or welfare benefits (whether or not those amounts are includible in gross income), prizes, or any Christmas, anniversary, or discretionary bonuses, or payments under any non-qualified profit sharing, bonus or similar plan, the Hospira Incentive Plan, or plans maintained by any participating Employer which are determined by the Administrator to be similar to such plans, or any suggestion or other special awards. Compensation for any Participant for any Plan Year shall not exceed $210,000 or such amount specified in Section 401(a)(17) of the United States Internal Revenue Code of 1986, as amended.

14.11.      “Contribution Agreement” means, for any Participant, the agreement by which the Participant, or the Administrator under Section 3.2, elects to defer a certain portion of his or her regular pay and the Corporation agrees to contribute the deferred amount to the Participant’s Pre-Tax or After-Tax Contribution Account, whichever is applicable.  Any such Agreement shall be in such form and shall be made in such manner as the Administrator may determine.

14.12.      “Corporation” means Hospira Puerto Rico, LLC, a Delaware limited liability company, and any successor to all or a major portion of its assets or business which assumes the obligations of the Corporation.

14.13.      “Division” means any functionally or geographically separate operating unit of the Corporation which is designated by the Board of Review as a “division” for the purposes of the Plan.

14.14.      “Effective Date” means August 1, 2005.

14.15.      “Eligible Employee” means any Employee who is employed by an Employer provided that there shall be excluded (i) any individual providing services to an Employer under a contract, arrangement or understanding with either the individual directly or with an agency or leasing organization that treats the individual as either an independent contractor or an employee of such agency or leasing organization, even if such individual is subsequently determined (by an Employer, the United States Internal Revenue Service, the Puerto Rico Treasury Department, any other governmental agency, judicial action, or otherwise) to have been a common law employee of an Employer rather than an independent contractor or employee of such agency or leasing organization in that Plan Year, (ii) an Employee with respect to whom retirement benefits have been the subject of good faith collective bargaining unless the Employee is a member of a group of employees to whom the Plan has been extended by a collective bargaining agreement between an Employer and its collective bargaining representative, (iii) any Employee who does not perform services primarily in Puerto Rico within the meaning of ERISA section 1022(i)(1) and the applicable regulations thereunder, or (v) any Employee considered a United States expatriate on the records of Hospira, the Corporation or any Affiliated Corporation. For purposes of making Supplemental Contributions, a seasonal employee (namely an Employee who is hired to work for less than one year) shall become an Eligible Employee once he or she has completed one Year of Credited Service. For all purposes of the Plan, an individual shall be an “Eligible Employee” for any Plan Year only if during that Plan Year an Employer treats that individual as its employee for purposes of employment taxes and wage withholding for Puerto Rico and/or Federal income taxes, even if such individual is subsequently determined (by an Employer, the United States Internal Revenue Service, the Puerto Rico Treasury Department, any other governmental agency, judicial action, or otherwise) to have been a common law employee of an Employer in that Plan Year.

14.16.      “Employee” means any individual employed by the Corporation, an Affiliated Corporation or a Subsidiary.

14.17.      “Employee After-Tax Contribution” means any contribution made pursuant to Section 3.3  on an after-tax basis.

14.18.      “Employee After-Tax Contribution Account” means, for any Participant, the account established by the Administrator or Trustee to which Employee After-Tax Contributions made for the Participant’s benefit are credited.

14.19.      “Employee Pre-Tax Contribution” means any contribution made pursuant to Section 3.2  on a pre-tax basis.

14.20.      “Employee Pre-Tax Contribution Account” means, for any Participant, the account established by the Administrator or Trustee to which Employee Pre-Tax Contributions made for the Participant’s benefit are credited.

14.21.      “Employer” means the Corporation, any Affiliated Corporation or any Subsidiary with operations in Puerto Rico that has adopted the Plan as provided in Section 2.4.

14.22.      “Employer Contributions” means the contributions made by the Employers under Section 3.5 for the benefit of the Participants under the Plan on account of Employee Pre-Tax Contributions or Employee After-Tax Contributions.

14.23.      “Employer Contribution Account” means, for any Participant, the account established by the Administrator or Trustee to which Employer Contributions made under Section 3.5 for the Participant’s benefit are credited.

14.24.      “Entry Date” means the first day of each payroll period.

14.25.      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or statutes of similar import.

14.26.      “Highly Compensated Employee” means any Eligible Employee who has Compensation for a Plan Year that is greater than the Compensation for such Plan Year of two-thirds (2/3) of all other Eligible Employees employed by any Employer.

14.27.      “Hospira” means Hospira, Inc.

14.28.      “Hospira Stock” means common stock of Hospira, Inc.

14.29.      “Hour of Service” means, with respect to any Employee, each hour for which the Employee is paid or entitled to payment for the performance of duties for an Employer each such hour to be credited to the Employee for the computation period in which the duties were performed.

14.30.      “Investment Fund” means any investment fund described in Article 5 or as subsequently selected by the Committee as an investment option under the Plan.

14.31.      “Participant” means each Eligible Employee who participates in the Plan pursuant to its provisions or other individual for whom an Account is maintained.

14.32.      “Period of Credited Service” means with respect to any Employee the aggregate of all time periods beginning on the date the Employee first completes an Hour of Service or is re-employed and ending on the date a Break Year begins, subject to the following adjustments:

(a)           An Employee shall be credited with 1/12th of a Year of Credited Service for each calendar month of employment (or portion thereof) during which he or she is employed by the Corporation, an Affiliated Corporation or a Subsidiary.

(c)           An Employee will also receive credit for any period of severance of less than 12 consecutive months. Fractional periods of a year will be expressed in terms of days. In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first day of such absence shall not constitute a Break Year. For purposes of this Section,

(i)            an absence from work for maternity or paternity reasons means an absence (A) by reason of the pregnancy of the individual, (B) by reason of the birth of a child of the individual, (C) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (D) for purposes of caring for such child for a period beginning immediately following such birth or placement;

(ii)           a Break Year is a period of severance of at least 12 consecutive months;

(iii)          a period of severance is a continuous period of time during which the

Employee is not employed by the Corporation, an Affiliated Corporation or a Subsidiary. Such period begins on the date the Employee retires, quits or is discharged, or if earlier, the 12-month anniversary of the date on which the Employee was otherwise first absent from service; and

(iv)          in the case of a leave of absence for service in the armed forces of the United States, no period shall be excluded under this paragraph during which the Employee has reemployment rights with respect to the Corporation, any Affiliated Corporation or any Subsidiary under federal law.

(d)           If, to the extent, and on the terms so provided by the Board of Directors at the time of acquisition, or at any subsequent date or in any Supplement to the Plan, the last continuous period of employment of any employee with any prior separate business entity, part or all of which is or was acquired by, or becomes part of an Employer will be considered a Period of Credited Service.

14.33.      “Plan” means the Hospira Puerto Rico Retirement Savings Plan, as amended from time to time.

14.34.      “Plan Year” means: for the 2005 calendar year, the five (5) month period beginning on August 1, 2005 and ending December 31, 2005; and for all subsequent periods, the calendar year.

14.35.      “PR-Code” means the Puerto Rico Internal Revenue Code of 1994, as amended from time to time. Reference to any section of the PR-Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

14.36.      “Qualified Domestic Relations Order” means any judgment, decree or order (including approval of a property settlement agreement) which constitutes a “qualified domestic relations order” within the meaning of ERISA section 206(d)(3)(B)).  A judgment, decree or order shall not be considered not to be a Qualified Domestic Relations Order merely because it requires a distribution to an alternate payee (or the segregation of accounts pending distribution to an alternate payee) before the Participant is otherwise entitled to a distribution under the Plan.

14.37.      “Qualified Non-elective Employer Contribution” means a contribution (other than an Employer Contribution) made for the benefit of a Participant by the Employer in its discretion.

14.38.      “Regulation” means a regulation issued by the Puerto Rico Treasury Department or the United States Department of Labor, as the case may be, including any final regulation, proposed regulation, temporary regulation, as well as any modification of any such regulation contained in any notice, revenue procedure, advisory or similar pronouncement issued by the Puerto Rico Treasury Department or the United States Department of Labor, whichever is applicable.

14.39.      “Rollover Contribution” means a contribution made by a Participant which satisfies the requirements for rollover contributions as set forth in Article 12.

14.40.      “Rollover Contribution Account” means, for any Participant, the account described in Section 12.1 or 12.2, as established by the Administrator or the Trustee, to which the Participant’s Rollover Contribution, if any, is allocated.

14.41.      “Section” means a section of the Plan.

14.42.      “Subsidiary” means any corporation, partnership, joint venture or business trust fifty percent (50%) or more of the control of which is owned, directly or indirectly, by the Corporation.

14.43.      “Transfer Contribution” means a contribution made on behalf of a Participant by way of a trustee-to-trustee transfer as described in Section 12.3.

14.44.      “Transfer Contribution Account” means, for any Participant, the account described in Section 12.3 established by the Administrator or the Trustee to which the Participant’s Transfer Contribution, if any, is allocated.

14.45.      “Trust” means the trust established between the Corporation and the Trustee in connection with the Plan, together with any and all amendments thereto.

14.46.      “Trustee” means the person(s) or entity appointed by the Board of Directors to serve as Trustee under the Trust.

14.47.      “Valuation Date” means each business day of each Plan Year.

14.48.      “Year of Credited Service” means, with respect to any Employee, a twelve-month Period of Credited Service.